Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release:	December 15, 2015, 6:00 a.m. ET	Contact:	Jack Isselmann, Public Relations
Lorie Tekorius, Investor Relations
Ph: (503) 684-7000

Greenbrier Announces Diverse Orders for 1,800 Railcars Valued at $170 Million

~ Greenbrier reaffirms 2016 guidance ~

~ High-quality backlog and manufacturing flexibility provides strength as market conditions change ~

Lake Oswego, Oregon, December 15, 2015 – The Greenbrier Companies, Inc. (NYSE:GBX) announced today that it received new orders since September 1, 2015, the beginning of the fiscal year, through the date of this release for approximately 1,800 railcar units valued at nearly $170 million. These orders cover a range of diverse railcar types, including automobile carrying railcars, boxcars, large cube covered hopper cars, and non-energy tank cars for the North American and European markets. Additionally, the company reaffirmed guidance for fiscal 2016 including deliveries of 20,000 to 22,500 units, revenue to exceed $2.8 billion, and diluted EPS in the range of $5.65 to $6.15.

Of the 1,800 units ordered, 500 units were received during the first quarter ended November 30, 2015 and 1,300 units were received subsequent to quarter end. In addition, 200 units in this announcement represent a change in the car-type mix of a previously announced large order for which the overall value of the entire order remains unchanged.

Certain orders in this release are subject to customary documentation and completion of terms. A portion of the orders reflect an assumed product mix; the exact product mix will be determined in the future which may impact the dollar amount of backlog.

About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in manufacturing facilities in the U.S., Mexico and Poland and marine barges at our U.S. manufacturing facility. Greenbrier sells reconditioned wheel sets and provides wheel services at locations throughout the U.S. We recondition, manufacture and sell railcar parts at various U.S. sites. Through GBW Railcar Services, LLC, a 50/50 joint venture with Watco Companies, LLC, freight cars are repaired and refurbished at over 30 locations across North America, including more than 10 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier owns a lease fleet of over 10,000 railcars and performs management services for over 250,000 railcars.

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Greenbrier reaffirms guidance, announces orders . . . (Cont.)	Page 2

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to adjust manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, changes in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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